Exhibit 99

C-COR REPORTS FINANCIAL RESULTS FOR SECOND QUARTER

FISCAL YEAR 2004

Third Straight Quarter of Sequential Growth in Net Sales

State College, PA (January 22, 2004) – C-COR.net Corp. (Nasdaq: CCBL), a global provider of broadband communications products, software systems, and services, today reported its financial results for the second quarter of fiscal year 2004, ended December 26, 2003. Net sales for the second quarter of fiscal year 2004 were $61.5 million compared to $54.0 million for the same period last year, an increase of 14%. Net sales have increased in each of the last three quarters. Bookings in the second quarter were $61.9 million for a book-to-bill ratio of 1.01.

Net income for the second quarter of fiscal year 2004 was $29.7 million, compared to a net loss of $4.7 million for the same period last year. Earnings per share on a diluted basis for the second quarter of fiscal year 2004 were $.78, compared to a net loss per share of $.13 for the same period last year. The current year second quarter results include $21.1 million received on the sale of the Company’s trade claims against Adelphia Communications and affiliates that were previously written off, and the collection of approximately $1.6 million in delinquent accounts receivable that had previously been fully reserved. The gain on the sale of the trade claims is reflected on a separate line in the Statement of Operations, whereas the collection of the delinquent accounts receivable reduced selling and administrative expense for the quarter. The results for the second quarter of fiscal year 2004 also include software sales of $6.2 million that were recorded using the completed contract method based on customer acceptances that occurred in the quarter.

C-COR anticipates that net sales for the third quarter of fiscal year 2004, ending March 26, 2004, will be between $58 and $60 million with earnings per diluted share of between $.06 and $.08. The Company anticipates that software sales for the third quarter of fiscal year 2004 will be lower than the second quarter based on customer acceptance schedules.

Corporate management will discuss C-COR’s financial results on a conference call today at 9:45 AM (ET). For information on how to access the conference call, refer to C-COR’s news release dated January 7, 2004 (posted on the C-COR web site at

www.c-cor.net), or contact Investor Relations at 814-231-4402 or 814-231-4438.

About C-COR (www.c-cor.net)

C-COR is a leading provider of premium quality, globally-oriented optical, digital video transport, and RF telecommunication products; operation support software solutions; and high-end technical field services—a triple play for cost-effective delivery of voice, video, and high-speed data over advanced HFC broadband networks. C-COR’s latest end-to-end fiber optic network solution, the FTTmaX, uses PON (passive optical network) technology to transport voice, video, and data over the last mile to the home or business. Headquartered in the U.S. with facilities worldwide, C-COR’s mission is to provide our customers with second-to-none network integrity throughout the full network life cycle. C-COR’s common stock is listed on the Nasdaq National Market (Symbol: CCBL) and is a component of the Russell 2000 Stock Index.

C-COR.net Corp.

Condensed Consolidated Statements of Operations

(unaudited, in thousands except per share amounts)

	Thirteen Weeks Ended
	December 26, 2003	December 27, 2002
Net sales	$61,530	$53,974
Cost of sales	38,291	41,390

Gross margin	23,239	12,584

Operating expenses:
Selling and administrative	9,415	12,489
Research and product development	5,227	7,404
Amortization of intangibles	550	496
Restructuring costs (recovery)	(106)	(13)

Total operating expenses	15,086	20,376

Income (loss) from operations	8,153	(7,792)
Interest expense	(20)	(14)
Investment income	216	138
Foreign exchange gain	624	468
Gain on sale of bankruptcy trade claims	21,075	0
Other income, net	40	23

Income (loss) before income taxes	30,088	(7,177)
Income tax expense (benefit)	367	(2,469)

Net income (loss)	$29,721	$(4,708)

Net income (loss) per share:
Basic	$0.81	$(0.13)
Diluted	$0.78	$(0.13)
Weighted average common shares and common share equivalents
Basic	36,737	36,355
Diluted	38,297	36,355

C-COR.net Corp.

Condensed Consolidated Statements of Operations

(unaudited, in thousands except per share amounts)

	Twenty-six Weeks Ended
	December 26, 2003	December 27, 2002
Net sales	$118,297	$98,609
Cost of sales	75,037	75,816

Gross margin	43,260	22,793

Operating expenses:
Selling and administrative	18,619	24,256
Research and product development	10,469	13,806
Amortization of intangibles	1,100	789
Acquired in-process technology charge	0	1,560
Restructuring costs (recovery)	(106)	198

Total operating expenses	30,082	40,609

Income (loss) from operations	13,178	(17,816)
Interest expense	(41)	(236)
Investment income	310	729
Foreign exchange gain (loss)	733	(1,241)
Gain on sale of bankruptcy trade claims	21,075	0
Other income, net	72	756

Income (loss) before income taxes	35,327	(17,808)
Income tax expense (benefit)	778	(5,842)

Net income (loss)	$34,549	$(11,966)

Net income (loss) per share:
Basic	$0.94	$(0.33)
Diluted	$0.92	$(0.33)
Weighted average common shares and common share equivalents
Basic	36,652	36,351
Diluted	37,651	36,351

C-COR.net Corp.

Condensed Consolidated Balance Sheets

(unaudited, in thousands of dollars)

	December 26, 2003	June 27, 2003
ASSETS
Current assets
Cash and cash equivalents	$64,029	$22,609
Restricted cash	2,045	2,300
Accounts receivable, net	42,013	35,750
Inventories	26,186	30,438
Other	3,869	4,762

Total current assets	138,142	95,859

Property, plant and equipment, net	20,487	24,418
Goodwill	15,034	15,034
Other intangible assets, net	2,836	3,936
Deferred taxes	647	507
Other long-term assets	2,934	3,091

Total	$180,080	$142,845

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$19,343	$20,299
Accrued liabilities	37,260	37,260
Deferred taxes	607	528
Current portion of long-term debt	170	175

Total current liabilities	57,380	58,262
Long-term debt, less current portion	853	938
Other long-term liabilities	2,315	2,116
Shareholders’ equity	119,532	81,529

Total	$180,080	$142,845

Some of the information presented in this announcement constitutes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent the Company’s judgment regarding future events, and are based on currently available information. Although the Company believes it has a reasonable basis for these forward-looking statements, the Company cannot guarantee their accuracy and actual results may differ materially from those the Company anticipated due to a number of uncertainties, many of which the Company is not aware. Factors which could cause actual results to differ from expectations include, among others, capital spending patterns of the communications industry, changes in regard to significant customers, the demand for network integrity, the trend toward more fiber in the network, the Company’s ability to develop new and enhanced products, the Company’s ability to provide complete network solutions, continued industry consolidation, the development of competing technology, the global demand for the Company’s products and services, and the Company’s ability to integrate acquisitions and achieve its strategic objectives. For additional information concerning these and other important factors that may cause the Company’s actual results to differ materially from expectations and underlying assumptions, please refer to the reports filed by the Company with the Securities and Exchange Commission.